Exhibit 99.1

P&F INDUSTRIES, INC. REPORTS IMPROVED RESULTS FOR THE THREE-MONTH PERIOD MARCH 31, 2021

MELVILLE, N.Y., May 13, 2021 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results from operations for the three-month period ended March 31, 2021. The Company is reporting net revenue of $13,945,000, compared to $13,350,000 reported in the same period in 2020. Additionally, the Company is reporting a loss before income taxes of $377,000, compared to a loss of $1,263,000, for the same period in 2020. After giving effect to income taxes, the Company is reporting a loss of $307,000, compared to $758,000 for the first quarter of 2020.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “In the first quarter of 2021, the world was still in the throes of this horrific, global COVID-19 pandemic. It is therefore somewhat difficult to compare to the first quarter of 2020, when for the most part, the harsh effects of pandemic had not yet begun to be felt. Despite the aforementioned, our results this quarter improved, compared to a year ago. That being said, during the first quarter of 2021, we began to see indications in several markets we serve that the COVID-19 pandemic might be behind us. Specifically, Florida Pneumatic’s total first quarter 2021 revenue improved $871,000, or 8.7% over the same three-month period in 2020, even though most of the prior period did not include the full effects of the pandemic. Revenue increases ranged between 27% and 28% in Automotive, Retail, and Industrial products sales, which were partially offset by a decrease in Aerospace revenue of 41%. This decline was driven primarily by weak demand from Boeing and other commercial and military aircraft manufacturers. Improvement at Hy-Tech is occurring slower, with first quarter 2021 revenue declining $276,000 or 8.3%, compared to same period in 2020. However, Hy-Tech’s first quarter 2021, is 57% greater than its fourth quarter 2020 revenue and its gross margin also significantly improved, this quarter, compared to the fourth quarter of 2020. Further, we are encouraged by the increase in customer orders being received at Hy-Tech, and its current level of open orders. This strong demand should prove beneficial for the balance of 2021 and beyond. Our selling, general and administrative expenses declined approximately $700,000, driven by lower compensation costs and costs incurred in 2020 related to the relocation of the gear manufacturing businesses not recurring. Lastly, again considering the impact of the pandemic, our consolidated gross margin was down only 0.4 percentage points, with a slight decline in Hy-Tech gross margin, partially offset by improved gross margin at Florida Pneumatic.”

Mr. Horowitz added, “We are cautiously optimistic about future growth; however, COVID-19 remains a global issue. We intend to do our utmost to continue to serve our customers, while ensuring the health and safety of our employees. Through persistence by all of our employees, as well as the loyalty of our customers, we made it through very difficult times, and firmly believe that when this pandemic truly is behind us, we will be well positioned to take advantage of an economic recovery.

Mr. Horowitz concluded his remarks by stating, “Primarily due to the COVID-19 pandemic and its effect on our results, our Board of Directors has determined to continue its suspension of our quarterly cash dividend for the time being. The Board intends to evaluate the dividend policy going forward based on all of the relevant facts, and we look forward to resuming dividends as soon as possible.”

The Company will be reporting the following.

OVERVIEW

During the first quarter of 2021, significant factors that impacted our results of operations were the:

•	Ongoing negative impact of the COVID-19 pandemic on revenue and income;

•	Ongoing production slow-down by Boeing of its 737 MAX aircraft, as well as significant reductions in activity at other commercial and military aerospace manufacturing facilities; and

•	Continued weakness in oil and gas exploration and drilling.

TRENDS AND UNCERTAINTIES

COVID-19 PANDEMIC

On March 11, 2020, the World Health Organization designated the recent novel coronavirus, or COVID-19, as a global pandemic. COVID-19 was first detected in Wuhan City, Hubei Province, China and continued to spread, significantly impacting various markets around the world, including the United States. Various policies and initiatives have been implemented to reduce the global transmission of COVID-19.

The impact of the COVID-19 virus and the resultant global economic down-turn has had a material impact on our results in the first quarter of 2021. There are delays in receiving containers from Asia due to a significant increase in international shipping traffic, which has caused intermittent shortages of inventory. In addition, the COVID-19 pandemic has caused many of our customers and potential customers to refuse on-site visits which is critical to generating revenue. We believe that until this pandemic subsides, these two issues will continue to affect our operations.

BOEING/AEROSPACE

The Federal Aviation Administration (“FAA”) and the European Union Aviation Safety Agency (“EASA”) have lifted the grounding of the 737 MAX. However, production is still very limited due to the inventory at Boeing and the reluctance of airlines to accept deliveries due to weak air travel demand. This will likely continue to have an adverse effect on our revenue. In addition, production of military and other commercial aircraft throughout the industry has slowed as well due to the ongoing global COVID-19 pandemic. However, we believe when all other commercial and military production lines throughout the United States come back online, an increase in our revenue should follow.

OIL AND GAS

We believe the primary factor contributing to the significant decline occurring in our oil and gas revenue is due to a decline in the price for oil and gas that began in 2020 related to the COVD-19 pandemic. The profitability of crude oil production generally declines as prices fall. As a result, as prices dropped in 2020, production slowed worldwide.  This activity is most easily measured by analyzing the number of active rotary rigs, which is discussed further below. Until these counts return to pre-pandemic levels, we will continue to be impacted negatively.

TECHNOLOGIES

We believe that over time, several newer technologies, and features will have a greater impact on the market for our traditional pneumatic tool offerings. The impact of this evolution has been felt initially by the advent of advanced cordless operated hand tools in the automotive aftermarket. For certain non-automotive applications, we have begun to develop cordless models of tools and expect to introduce these products in the near future.

OTHER MATTERS

Other than the aforementioned, or matters that may be discussed below, there are no major trends or uncertainties that had, or we could have reasonably expected to have a material impact on our revenue, nor was there any unusual or infrequent event, transaction or any significant economic change that materially affected our results of operations.

We believe that our relationships with our key customers and suppliers remain satisfactory.

RESULTS OF OPERATIONS

REVENUE

During the first quarter of 2021, many of our product lines were adversely affected by the global COVID-19 pandemic, which continues to result in greatly reduced orders and revenue for the three-month period ended March 31, 2021.

The tables below provide an analysis of our net revenue for the three-month periods ended March 31, 2021 and 2020:

Consolidated

	Three months ended March 31,
			Increase (decrease)
	2021	2020	$	%
Florida Pneumatic	$10,901,000	$10,030,000	$871,000	8.7%
Hy-Tech	3,044,000	3,320,000	(276,000)	(8.3)
Consolidated	$13,945,000	$13,350,000	$595,000	4.5%

Florida Pneumatic

Florida Pneumatic markets its air tool products to four primary sectors within the pneumatic tool market; Automotive, Retail, Aerospace and Industrial. It also generates revenue from its Berkley products line, as well as a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2021		2020		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Automotive	$4,102,000	37.6%	$3,232,000	32.2%	$870,000	26.9%
Retail	3,790,000	34.8	2,990,000	29.8	800,000	26.8
Industrial	1,359,000	12.5	1,062,000	10.6	297,000	28.0
Aerospace	1,528,000	14.0	2,599,000	25.9	(1,071,000)	(41.2)
Other	122,000	1.1	147,000	1.5	(25,000)	(17.0)
Total	$10,901,000	100.0%	$10,030,000	100.0%	$871,000	8.7%

Despite the ongoing negative effects on the US and global economies, total fiscal first quarter 2021 revenue at Florida Pneumatic increased 8.7% over the same three-month period in 2020. This improvement was driven by revenue gains in its Automotive, Retail and Industrials sectors. A decline in Aerospace revenue partially offset the above improvements. Stronger consumer demand for its AIRCAT products and, to a lesser degree, modest increased sales at our United Kingdom (“U.K.”) operations, were the primary factors for the increase in Automotive revenue. We believe that as the result of the ongoing battle to disinfect and sanitize homes and businesses alike, Florida Pneumatic encountered an increase in demand, compared to the first quarter of 2020, for various “spray gun” tools and accessories which are sold into the retail channel. Stronger Industrial revenue this quarter than in the same period in the prior year, was driven primarily by increased industrial production. The Boeing Corporation is a major customer of Jiffy. The Boeing 737 MAX aircraft was grounded by the FAA and the EASA in March 2019. Although both agencies have lifted the “No Fly” ruling it imposed on all Boeing 737 MAX aircraft, allowing it to begin flights in the United States, we believe it will take several years for the Boeing Corporation to increase its manufacturing of its 737 MAX aircraft to a volume that would be comparable to pre COVID-19 levels, and thus require our Jiffy tools. Further, the travel restrictions that developed as the result of the COVID-19 pandemic, caused most commercial airlines to curtail orders for other aircraft, which also negatively impacted Florida Pneumatic’s Aerospace revenue. Lastly, orders relating to military aircraft declined, we believe due to COVID-19 constraints placed in manufacturing facilities.

Hy-Tech

Hy-Tech designs, manufactures, and sells a wide range of industrial products under the brands ATP and ATSCO which are categorized as ATP for reporting purposes. In addition to Engineered Solutions, products and components manufactured for other companies under their brands are included in the OEM category in the table below. PTG revenue is comprised of products manufactured and sold by Hy-tech’s gear business. NUMATX, Thaxton and other peripheral product lines, such as general machining, are reported as Other.

	Three months ended March 31,
	2021		2020		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
OEM	$1,611,000	52.9%	$1,439,000	43.3%	$172,000	12.0%
ATP	713,000	23.4	1,061,000	32.0	(348,000)	(32.8)
PTG	646,000	21.2	735,000	22.1	(89,000)	(12.1)
Other	74,000	2.5	85,000	2.6	(11,000)	(12.9)
Total	$3,044,000	100.0%	$3,320,000	100.0%	$(276,000)	(8.3)%

The decline in Hy-Tech’s fiscal first quarter 2021 total revenue, compared to the same period in 2020, was primarily due to the following key factors: i) the ongoing negative effects on the US economy caused by the global COVID-19 pandemic; and ii) the severe downturn of the oil and gas market. We believe that our ATP products offering is likely to continue to struggle due to among other things, the ongoing sluggishness of the price of oil and natural gas, which in turn inhibits exploration and drilling. The oil and gas sector in the US has been hindered by the downward pricing pressure caused by among other things, excess supply, and ripple effects from the pandemic. This is evidenced by the significant decline in drilling rigs, which is a metric that we monitor. According to Baker Hughes Inc., the average number of oil rotary rigs in operation during fiscal first quarter 2021 were 302, compared to 671 during the same three-month period in 2020. Similarly, the average number of active gas rotary rigs during the three-month period ended March 31, 2021 was 90, compared to 112, during the same period in the prior year. In the aggregate, the average rotary rigs in operation during the first quarter of 2021 is down by 392, or 50%, when compared to the same three-month period in 2020. As such, early in 2020 we made a decision to focus a greater portion of our product development and marketing efforts on our OEM and PTG products offering. We believe the development of these lines of business should provide Hy-Tech an opportunity to generate new, additional sources of revenue in the future. Further, we are optimistic that as travel restrictions and on-site visitation controls begin to ease, Hy-Tech’s revenue could increase.

GROSS MARGIN/PROFIT

	Three months ended March 31,		Increase (decrease)
	2021	2020	Amount		%
Florida Pneumatic	$4,200,000	$3,774,000	$426,000		11.3%
As percent of respective revenue	38.5%	37.6%	0.9	%pts
Hy-Tech	$436,000	$708,000	$(272,000)		(38.4)
As percent of respective revenue	14.3%	21.3%	(7.0	) %pts
Total	$4,636,000	$4,482,000	$154,000		3.4%
As percent of respective revenue	33.2%	33.6%	(0.4	) %pts

The slight improvement in Florida Pneumatic’s gross margin was due primarily to product mix. The improved Automotive, Industrial and Retail revenue this quarter, compared to the same three-month period in 2020, contributed to the overall increase in gross margin. This improvement was partially offset by reduced manufacturing at Jiffy, which in turn resulted in under absorption of its manufacturing overhead. As previously discussed, the COVID-19 pandemic continued to have an adverse effect on Hy-Tech, notably reducing revenue causing a reduction in volume through both manufacturing facilities. The reduced manufacturing volume resulted in lower absorption of manufacturing costs during the first quarter of 2021, compared to the same three-month period in 2020. Additionally, Hy-Tech recorded an increase in its obsolete, slow moving inventory charge during the first quarter of 2021, compared to the same period in 2020. Lastly, Hy-Tech’s overall product/customer mix negatively impacted its gross margin during the three-month period ended March 31, 2021.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting, and other professional fees as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2021, our SG&A declined to $4,991,000, from $5,690,000 incurred during the same three-month period in 2020. The most significant factor contributing to the net decrease was a reduction of professional fees of $493,000. During the first quarter of 2020, we incurred more than $480,000 of expenses related to the relocation and set up the two gear businesses that were acquired in late 2019. Additionally, we reduced our compensation expenses by $246,000. Compensation expense is comprised of base salaries and wages, accrued performance-based bonus incentives and associated payroll taxes and employee benefits. A reduction in accrued performance-based bonus incentives was the bulk of the savings. Further, depreciation expense declined by $40,000. Partially offsetting the above reductions of operating expenses was an increase in variable expenses of $103,000, driven by improved revenue this quarter in certain sectors, compared to revenue in the same three-month period in the prior year. Variable expenses include among other things, commissions, freight out, travel, advertising, shipping supplies and warranty costs.

INTEREST

	Three months ended March 31,		Increase (decrease)
	2021	2020	Amount	%
Interest expense attributable to:
Short-term borrowings	$10,000	$51,000	$(41,000)	(80.4)%
PPP loan	8,000	—	8,000	100.0
Amortization expense of debt issue costs	4,000	4,000	—	—

Total	$22,000	$55,000	$(33,000)	(60.0)%

The Applicable Margin, as defined in our Credit Agreement was the same during the three-month periods ended March 31, 2021 and 2020. The average balance of short-term borrowings during the three-month periods ended March 31, 2021 and 2020, were $2,167,000 and $6,281,000, respectively. As the average balance of our short-term borrowings was significantly lower during the first three months of 2021, compared to the same three-month period in 2020, our short-term interest expense (revolver borrowings) declined.

In late April 2020, we borrowed approximately $2.9 million from BNB Bank as provided under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The PPP Loan accrues interest at a rate of 1.0% per annum. Pursuant to the Flexibility Act, interest on any unforgiven amount is deferred until the forgiveness determination is made by the Small Business Administration (“SBA”). We will continue to accrue interest charges until a final determination is received from the SBA.

Lastly, we and our bank amended the Credit Agreement in February 2019. The debt issue costs are associated with such amendment.

INCOME TAXES

On March 27, 2020, the CARES Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitation and technical corrections to tax depreciation methods for qualified improvement property.

At the end of each interim reporting period, the Company estimates its effective tax rate expected to be applied for the full year. This estimate is used to determine the income tax provision or benefit on a year-to-date basis and may change in subsequent interim periods. Accordingly, our effective tax rate for the three-month period ended March 31, 2021 was a tax benefit of 18.6%, compared to a tax benefit of 40.0% for the three-month period ended March 31, 2020. Included in the three-month period ended March 31, 2020 is a discrete item for net operating loss carrybacks under the CARES Act. The effective tax rates for all periods presented were impacted primarily by state taxes, and non-deductible expenses.

LIQUIDITY AND CAPITAL RESOURCES

We monitor such metrics as days’ sales outstanding, inventory requirements, inventory turns, estimated future purchasing requirements and capital expenditures to project liquidity needs, as well as evaluate return on assets. Our primary sources of funds are operating cash flows, existing working capital and our Revolver Loan (“Revolver”) with our Bank.

We gauge our liquidity and financial stability by various measurements, some of which are shown in the following table:

	March 31, 2021	December 31, 2020
Working capital	$20,773,000	$21,258,000
Current ratio	2.90 to 1	3.57 to 1
Shareholders’ equity	$41,261,000	$41,538,000

Credit facility

In October 2010, the Company entered into a Loan and Security Agreement (“Credit Agreement”) with an affiliate of Capital One, National Association (“Capital One” or the “Bank”). The Credit Agreement, as amended and restated in April 2017 and further amended from time-to-time, among other things, provides the ability to borrow funds under a $16,000,000 revolver line (“Revolver”), subject to certain borrowing base criteria. Additionally, there is a $2,000,000 line for capital expenditures (“Capex Loan”), with $1,600,000 available for future borrowings. Revolver and Capex Loan borrowings are secured by the Company’s accounts receivable, inventory, equipment, and real property, among other things. P&F and certain of its subsidiaries are borrowers under the Credit Agreement, and their obligations are cross guaranteed by certain other subsidiaries. The Credit Agreement expires on February 8, 2024.

At the Company’s option, Revolver borrowings bear interest at either London Interbank Offered Rate (“LIBOR”) or the Base Rate, as the term is defined in the Credit Agreement, plus an Applicable Margin, as defined in the Credit Agreement. The Company is subject to limitations on the number of LIBOR borrowings.

The Company provides Capital One with monthly borrowing base certificates, and in certain circumstances, it is required to deliver monthly financial statements and certificates of compliance with various financial covenants. Should an event of default occur the interest rate would increase by two percent per annum during the period of default, in addition to other remedies provided to Capital One.

At March 31, 2021, short-term or Revolver borrowing was $3,481,000, compared to $1,374,000, at December 31, 2020. Applicable Margin Rates at March 31, 2021 and December 31, 2020 for LIBOR and Base Rates were 1.50% and 0.50%, respectively. Additionally, at March 31, 2021 and December 31, 2020, there was approximately $12,011,000 and $11,971,000, respectively, available to the Company under its Revolver arrangement.

The average balance of short-term borrowings from our Bank during the three-month period ended March 31, 2021 was $2,167,000, compared to $6,281,000, for the same three-month periods in 2020.

Payroll Protection Program Loan

On April 20, 2020, we received a $2.9 million PPP Loan, as provided pursuant to the CARES Act. This loan obtained from BNB Bank is unsecured and is guaranteed by the SBA.

Cash flows

During the three-month period ended March 31, 2021, our net cash increased to $1,047,000 from $904,000 on December 31, 2020. Our total bank debt, which includes borrowings under the CARES Act, at March 31, 2021 was $6,410,000 compared to $4,303,000 at December 31, 2020. The total debt to total book capitalization (total debt divided by total debt plus equity); at March 31, 2021 was 13.4% compared to 9.4% at December 31, 2020.

During the three-month period ended March 31, 2021, we used $68,000 for capital expenditures, compared to $658,000 during the same period in the prior year. Capital expenditures for the balance of 2021 is expected to be approximately $800,000, some of which may be financed through our credit facilities with Capital One Bank or financed through independent third-party financial institutions. The remaining 2021 capital expenditures will likely be for machinery and equipment, tooling, and computer hardware and software.

Customer concentration

At March 31, 2021 and December 31, 2020, accounts receivable from The Home Depot (“THD”) was 36.8% and 38.0%, respectively, of total accounts receivable. Revenue from THD during the three-month period ended March 31, 2021 and 2020 were 27.2% and 22.4% respectively, of total revenue. Additionally, during the three-month periods ended March 31, 2021 and 2020, revenue attributable to Amazon.Com, Inc (“Amazon”) was 12.1% and 8.6%, respectively of the Company’s total net revenue. Accounts receivable attributable to Amazon at March 31, 2021 and December 31, 2020 was 12.3% and 15.8%, respectively of total net accounts receivable. There were no other customers that accounted for more than 10% of consolidated revenue or accounts receivable during the three-month periods ended March 31, 2021 or 2020.

ABOUT P&F INDUSTRIES, INC.

P&F Industries, Inc., through its wholly owned subsidiaries, is a leading manufacturer and importer of air-powered tools and accessories sold principally to the aerospace, industrial, automotive, and retail markets. P&F’s products are sold under its own trademarks, as well as under the private labels of major manufacturers and retailers.

OTHER INFORMATION

P&F Industries Inc. has scheduled a conference call for May 13, 2021, at 11:00 A.M., Eastern Time, to discuss its first quarter 2021 results and financial condition. Investors and other interested parties who wish to listen to or participate can dial 1-800-353-6461. It is suggested you call at least 10 minutes prior to the call commencement. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s website beginning on or about May 14, 2021.

Forward Looking Statement

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of P&F Industries, Inc. and subsidiaries (“P&F”, or the “Company”). P&F and its representatives may, from time-to-time, make written or verbal forward-looking statements, including statements contained in the Company’s filings with the Securities and Exchange Commission and in its reports to shareholders. Generally, the inclusion of the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “would,” “could,” “should,” and their opposites and similar expressions identify statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and that are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations. All forward-looking statements involve risks and uncertainties. These risks and uncertainties could cause the Company’s actual results for all or part the 2021 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company for a number of reasons including, but not limited to:

•	Risks related to the global outbreak of COVID-19 and other public health crises;
•	Risks associated with sourcing from overseas;
•	Disruption in the global capital and credit markets;
•	Importation delays;
•	Customer concentration;
•	Unforeseen inventory adjustments or changes in purchasing patterns;
•	Market acceptance of products;
•	Competition;
•	Price reductions;
•	Exposure to fluctuations in energy prices;
•	The strength of the retail economy in the United States and abroad;
•	Risks associated with Brexit;
•	Adverse changes in currency exchange rates;
•	Interest rates;
•	Debt and debt service requirements;
•	Borrowing and compliance with covenants under our credit facility;
•	Impairment of long-lived assets and goodwill;
•	Retention of key personnel;
•	Acquisition of businesses;
•	Regulatory environment;
•	Litigation and insurance;
•	The threat of terrorism and related political instability and economic uncertainty; and
•	Business disruptions or other costs associated with information technology, cyber-attacks, system implementations, data privacy or catastrophic losses,

and those other risks and uncertainties described in its Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Form 10-K”), its Quarterly Reports on Form 10-Q, and its other reports and statements filed by the Company with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. The Company cautions you against relying on any of these forward-looking statements.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
(In Thousands $)	(Unaudited)	(Audited)
Assets
Cash	$1,047	$904
Accounts receivable - net	9,538	7,468
Inventories	18,631	18,362
Prepaid expenses and other current assets	2,471	2,806

Total current assets	31,687	29,540

Net property and equipment	9,009	9,395
Goodwill	4,451	4,449
Other intangible assets - net	6,070	6,226
Deferred income taxes - net	298	226
Right-of-use assets – operating leases	3,118	3,281
Other assets – net	178	250
Total assets	$54,811	$53,367

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,481	$1,374
Accounts payable	1,715	2,199
Accrued compensation and benefits	897	525
Accrued other liabilities	1,247	1,354
Current lease liabilities – operating leases	847	847
Current maturities of long-term debt (PPP loan)	2,727	1,983

Total current liabilities	10,914	8,282

Non-current lease liabilities – operating leases	2,315	2,474
Long-term debt, less current maturities (PPP loan)	202	946
Other liabilities	119	127

Total liabilities	13,550	11,829

Total shareholders' equity	41,261	41,538

Total liabilities and shareholders' equity	$54,811	$53,367

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

	Three months ended March 31,
(In Thousand $)	2021	2020
Net revenue	$13,945	$13,350
Cost of sales	9,309	8,868
Gross profit	4,636	4,482
Selling, general and administrative expenses	4,991	5,690
Operating loss	(355)	(1,208)
Interest expense	22	55
Loss before income taxes	(377)	(1,263)
Income tax benefit	70	505
Net loss	$(307)	$(758)

P&F INDUSTRIES, INC.AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS  (Unaudited)

	Three months
	ended March 31,
(In Thousand $)	2021	2020
Cash Flows from Operating Activities:
Net loss	$(307)	$(758)

Adjustments to reconcile net loss to net cash used in operating activities:

Non-cash and other charges:
Depreciation and amortization	451	433
Amortization of other intangible assets	159	195
Amortization of operating lease assets	224	234
Amortization of debt issue costs	4	4
Amortization of consideration payable to a customer	67	67
Provision for losses on accounts receivable	47	15
Stock-based compensation	2	16
Restricted stock-based compensation	13	13
Deferred income taxes	(70)	(47)
Loss on disposal of fixed assets	2	—
Changes in operating assets and liabilities:
Accounts receivable	(2,113)	720
Inventories	(263)	524
Prepaid expenses and other current assets	335	(528)
Accounts payable	(483)	482
Accrued compensation and benefits	372	(894)
Accrued other liabilities and other current liabilities	(97)	(556)
Operating lease liabilities	(219)	(230)
Other liabilities	(20)	(6)
Total adjustments	(1,589)	442
Net cash used in operating activities	(1,896)	(316)
Cash Flows from Investing Activities:
Capital expenditures	$(68)	$(658)
Net cash used in investing activities	(68)	(658)

Cash Flows from Financing Activities:
Dividend payments	—	(157)
Proceeds from exercise of stock options	—	3
Net proceeds from short-term borrowings	2,107	1,284
Net cash provided by financing activities	2,107	1,130

Effect of exchange rate changes on cash	—	(5)
Net increase in cash	143	151
Cash at beginning of period	904	380
Cash at end of period	$1,047	$531

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$8	$53
Cash paid for amounts included in the measurement of operating lease liabilities	$2	$—

Non-cash information:
Right of Use (“ROU”) assets recognized for new operating lease liabilities	$23	$—

P&F INDUSTRIES INC. AND SUBSIDIARIES

LOSS PER SHARE (UNAUDITED)

	Three months ended March 31,
	2021	2020
Basic and diluted loss per share	$(0.10)	$(0.24)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

COMPUTATION OF (EBITDA) - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORIZATION

(UNAUDITED)

	Three months ended March 31,
(In Thousands $)	2021	2020
Net loss	$(307)	$(758)
Add:
Depreciation and amortization	610	628
Interest expense	22	55
Income tax benefit	(70)	(505)

EBITDA (1)	$255	$(580)

(1)	The Company discloses a tabular comparison of EBITDA, which is a non-GAAP measure because it is instrumental in comparing the results from period to period. The Company’s management believes that the comparison of EBITDA provides greater insight into the Company’s results of operations for the periods presented. EBITDA should not be considered in isolation or as a substitute for operating income as reported on the face of our statement of operations.

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